As filed with the Securities and Exchange Commission on July 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quipt Home Medical Corp.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1019 Town Drive Wilder, KY	41076
(Address of Principal Executive Offices)	(Zip Code)

2021 Equity Incentive Plan

2019 Stock Option Plan (as amended)

(Full Title of the Plan)

CT Corporation System.
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(202) 572-3133

(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copies to:

Larry W. Nishnick
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 677-1414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (8)
Common Shares, no par value (“Common Shares”)	2,527,502	(2)	$1.511	(5)	$3,819,055.53	(5)	$416.66
Common Shares	2,286,250	(3)	$7.026	(6)	$16,063,192.50	(6)	$1,752.51
Common shares	1,312,946	(4)	$5.805	(7)	$7,621,651.53	(7)	$831.53
Total	6,126,698				$27,503,899.56		$3,000.70

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares that become issuable under the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2019 Stock Option Plan, as amended and restated (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Shares.

(2)	Represents Common Shares subject to share options outstanding under the 2019 Plan as of July 16, 2021. To the extent that share options outstanding under the 2019 Plan are forfeited, lapse unexercised or are settled in cash, the Common Shares subject to such share options will be available for future issuance under the 2021 Plan.

(3)	Represents Common Shares subject to share options and restricted share unit awards outstanding under the 2021 Plan as of July 16, 2021. To the extent that awards outstanding under the 2021 Plan are forfeited, lapse unexercised or are settled in cash, the Common Shares subject to such awards will be available for future issuance under the 2021 Plan.

(4)	Represents Common Shares available for future issuance under the 2021 Plan.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, the proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such share options.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, the proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the exercise price and grant date fair market value per Common Share for such awards.

(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act, the proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of the average of the $6.04 high and the $5.57 low sale prices of the Common Shares as reported on the Nasdaq Global Select Market on July 13, 2021, which date is within five business days prior to filing this Registration Statement.

(8)	Pursuant to Rule 457(p) of the Securities Act, registration fees in the amount of $15,207.89 that were previously paid in connection with Registration No. 333-257866, filed on February 21, 2020, have been applied to offset the registration fees due hereunder. The Registrant filed a Form RW to withdraw the registration statement on July 16, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed as a replacement to the Registration Statement on Form S-8 (File No. 333-257866), as filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on July 13, 2021 (the “Prior Registration Statement”). On July 16, 2021, the Registrant requested that the Prior Registration Statement be withdrawn effective immediately due to inadvertently representing the amount of the Common Shares available for future issuance under the 2021 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Quipt Home Medical Corp. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 40-F (Registration No. 001-40413), filed by the Registrant with the SEC on May 14, 2021, including any amendments or reports filed for the purpose of updating such description (the “Form 40-F Registration Statement”).

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the filing of the Form 40-F Registration Statement.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the Common Shares offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; provided that reports on Form 6-K shall only be deemed so incorporated by reference to the extent expressly stated therein. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Business Corporations Act (British Columbia) (the “Business Corporations Act”) provides that:

1.    A company may indemnify an individual who: (i) is or was a director or officer of the company; (ii) is or was a director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the company; or (B) at the request of the company; or (iii) at the request of the company, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual (each such person referred to herein as an “eligible party”).

2.    Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such eligible party or any of the heirs and personal or other legal representatives thereof, by reason being or having been an eligible party is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

3.    If the company declines to provide indemnification, a court may, on the application of the company or an eligible party: (i) order the company to indemnify an eligible party in the manner provided under (1); (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the company; (iii) order the company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (3); or (iv) make any other order the court considers appropriate.

4.    An eligible party is entitled to indemnification from the company in respect of such costs, charges and expenses as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful, on the merits or otherwise, in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual fulfills the conditions set out in clauses (2)(a) and (b) above.

5.    The company may purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Registrant’s notice of articles and articles (the “Articles”) provide that, subject to the Business Corporations Act, the Registrant must indemnify each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. In addition, pursuant to the Articles, and subject to any restrictions in the Business Corporations Act, the Registrant may agree to indemnify and may indemnify any person (including any eligible party0 against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Registrant. The Articles further provides that the Registrant may advance expenses to an eligible party to the extent permitted under the Business Corporations Act. The Articles also authorize the Registrant to obtain directors’ and officers’ liability insurance.

The Registrant maintains directors’ and officers’ liability insurance for its officers and directors.

Each director and officer is also a party to an indemnification agreement with the Registrant, pursuant to which the Registrant has agreed, to the full extent allowed by applicable law, to indemnify and hold harmless such director or officer, his or her heirs, successors and legal representatives  from and against all damages, liabilities, losses, costs, charges and expenses suffered or incurred at any time by such director or officer, his or her heirs, successors or legal representatives as a result or by reason of such person acting as the director and/or officer of the Registrant or by reason of any action taken or not taken by such person in such capacity, including without limitation, any liability arising under applicable corporate and securities legislation or otherwise, and including any costs, charges and expenses the director or officer, as applicable, may incur in enforcing the such indemnification agreement, provided that such damages, liabilities, losses, costs, charges or expenses were not suffered or incurred as a direct result of the gross negligence, fraud, dishonesty or wilful default of such director or officer, as applicable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

5.1	Opinion of DLA Piper LLP (US).					X

23.1	Consent of MNP LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	2019 Stock Option Plan, as amended, and form of stock option agreement thereunder.					X

99.2	2021 Equity Incentive Plan.	40-F	001-40413	99.99	05/14/2021

99.3	Form of Stock Option Agreement under 2021 Equity Incentive Plan.					X

99.4	Form of Notice of Grant of Stock Option under the 2021 Equity Incentive Plan.					X

99.5	Form of Restricted Stock Unit Agreement under the 2021 Equity Incentive Plan.					X

99.6	Form of Notice of Grant of Restricted Stock Unit under the 2021 Equity Incentive Plan.					X

Item 9. Undertakings.

1. The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 16th day of July, 2021.

Quipt Home Medical Corp.

By:	/s/ Gregory Crawford
Gregory Crawford
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Gregory Crawford and Hardik Mehta and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory Crawford	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	July 16, 2021
Gregory Crawford

/s/ Hardik Mehta	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2021
Hardik Mehta

/s/ Mark Greenberg	Director	July 16, 2021
Mark Greenberg

/s/ D. Eugene Ewing	Director	July 16, 2021
D. Eugene Ewing

/s/ Kevin A. Carter	Director	July 16, 2021
Kevin A. Carter